Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made and entered into effective as of the 27th day of July, 2014 (“Effective Date”), by and between GAS NATURAL, INC., an Ohio corporation (the “Company”) and KEVIN J. DEGENSTEIN (the “Executive”);

WHEREAS, the Company desire to secure the employment of the Executive;

WHEREAS, the Executive is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere;

WHEREAS, the Employee (i) has represented and warranted to the Company that he is not bound by any agreement which precludes him from either entering into this Agreement or performing the duties and services described in this Agreement and (ii) acknowledges that such representation and warranty is a material term and condition of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, as hereinafter defined, setting forth the terms and conditions for the employment relationship of the Executive with the Company during the Employment Period (as hereinafter defined).

NOW, THEREFORE, IN CONSIDERATION of the premises, and the covenants and agreements set forth below, it is hereby agreed as follows:

1. Employment and Term.

(a) Employment. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term hereof (as described below).

(b) Term. The term of this Agreement shall commence as of August 4, 2014 (the “Commencement Date”), and shall continue until terminated in accordance with Section 4 hereof (the “Employment Period”).

2. Duties and Powers of Executive.

(a) Position, Location. Initially, the Executive shall serve as the Chief Operating Officer and Chief Compliance Officer of the Company and shall report to the Chief Executive Officer (the “CEO”) and to the Board of Directors of the Company (the “Board”). The Executive shall perform such duties and services appertaining to such position as reasonably directed by the CEO and the Board and commensurate with the duties and authority of officers holding comparable positions in similar businesses of similar size in the United States. The Executive shall use his best efforts to carry out such responsibilities faithfully and efficiently. The Executive’s services shall be performed primarily at the Company’s Montana offices, which shall be located in the Great Falls, Montana metropolitan area. Additionally, the Board may appoint Executive to additional positions and/or offices relating to Affiliates (as defined in Section 8) of the Company, and Executive acknowledges and agrees that no additional compensation shall be due as a result of such appointments.

(b) Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business time, energy and best efforts to the business and affairs of the Company. The Executive may not engage, directly or indirectly, in any other business, investment or activity that interferes with the Executive’s performance of his duties hereunder, is contrary to the interests of the Company or any of the Company’s Affiliates (as defined in Section 8), or requires any significant portion of the Executive’s business time. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. Following the first anniversary of the Effective Date, the Executive may serve on the board of directors of up to one non-competing for-profit business which does not materially interfere with his duties hereunder.

3. Compensation. The Executive shall receive the following compensation for his services hereunder:

(a) Salary and Discretionary Bonus. The Executive’s initial base salary (the “Annual Base Salary”), payable in accordance with the Company’s general payroll practices, in effect from time to time, shall be at the annual rate of $250,000. The Board shall review such base salary at least annually and may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable, in the Board’s sole and absolute discretion. The Annual Base Salary shall not be reduced after any increase thereof. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation of the Company under this Agreement. Executive shall also be entitled to a performance-based bonus, subject to terms of a bonus plan approved by the Board on an annual basis. Any annual performance-based bonus plan shall provide when payments are to be made under the terms of the plan. The Company and Executive will each use their reasonable efforts to agree in writing on the bonus criteria for 2014 within 30 days of the date of that this Agreement is signed. Any bonus for 2014 shall be prorated for the period of time from and after the Commencement Date.

(b) Retirement and Welfare Benefit Plans. During the Employment Period and so long as the Executive is employed by the Company, he shall be eligible (subject to any generally applicable waiting periods) to participate in all other savings, retirement and welfare plans, practices, policies and programs applicable generally to employees and/or senior executive officers of the Company in accordance with the terms of such plans. The Company reserves the right to modify, eliminate or add to its retirement and welfare benefit plans, practices and policies at any time in its sole discretion.

(c) Options. During the Employment period, the Executive shall be eligible to receive grants of stock options under the Company’s then existing stock option plan(s) under such terms and conditions as determined by the Board acting in its sole discretion.

(d) Expenses. The Company shall reimburse Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder, subject to any reasonable policies established from time to time by the Board.

(e) Fringe Benefits. During the Employment Period and so long as the Executive is employed by the Company, he shall be entitled to receive vacation and fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position; provided, however, the Company reserves the right to modify, eliminate or add to its fringe benefits at any time in its sole discretion.

(f) Vehicle Allowance. During the Employment Period and for so long as Executive is employed by the Company, he shall receive a vehicle allowance in the amount of $800 per month, which amount may from time to time be adjusted upward by the Board as the Board deems to be necessary or desirable, in the Board’s sole and absolute discretion.

4. Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.

(b) Disability. The Executive shall be relieved of his position as an employee of the Company automatically upon the Executive being unable to perform the material duties of his position due to physical or mental illness or injury after a period of 60 consecutive days, or for 90 days within any one-year time period and his employment shall terminate automatically 120 days after the date that he is relieved of his position.

(c) By the Company for Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) conduct which is a material breach of this Agreement and is not cured within 30 days after written notice to Executive or willfully repeated thereafter, (ii) conduct which is a material violation of Company policies, (iii) willful failure to perform substantially all of Executive’s duties as lawfully delineated by the CEO and the Board, (iv) conduct that constitutes fraud, gross negligence of willful misconduct, or (v) the Executive is convicted of, or enters a plea of guilty or no contest to, any felony or other criminal offense involving moral turpitude.

(d) By the Company Without Cause. During the term of this Agreement, the Company, by action of the CEO and/or the Board, may terminate the Executive’s employment for any reason other than for Cause during the Employment Period upon 30 days’ advance written notice.

(e) By the Executive. The Executive may terminate his employment during the Employment Period, either with Good Reason, or without Good Reason upon 30 days’ advance written notice to the Board. For purposes of this Agreement, “Good Reason” shall mean:

(i) Without the prior consent of the Executive: any change in title; any material diminution in the Executive’s duties or authority; assignment of duties materially inconsistent with the Executive’s duties; any change resulting in Executive being required to report internally to a person other than the CEO and the Board; any requirement imposed by the Company that the Executive relocate his principal residence once the Executive has relocated to the Great Falls, Montana, metropolitan area; or

(ii) Any material breach by the Company of this Agreement not cured within thirty days after written notice to the Company.

5. Obligations of the Company Upon Termination.

(a) Obligations Upon Termination for any Reason. If, during the Employment Period, the Executive’s employment shall terminate for any reason (termination in any such case being referred to as “Termination”), the Company shall pay to the Executive a lump sum amount in cash equal to the sum of (A) the Executive’s salary at the rate of the Annual Base Salary earned through the date of Termination to the extent not theretofore paid, provided that in the case of Termination because of the Executive’s disability, the Executive shall be entitled only to the amount provided in the Company’s sick leave policy, (B) accrued but unpaid vacation pay. In addition, the Company shall provide benefit continuation or conversion rights (including COBRA) as provided under Company benefit plans and vested benefits under Company benefit plans. During the one-year period after Termination, the Company shall pay towards the cost of COBRA coverage for Executive and his family an amount equal to the difference between (i) the total cost of Executive’s COBRA coverage, less (ii) the amount that senior executive officers of the Company are required to contribute towards their health insurance benefits (the “Executive’s Contribution”). The Company’s portion of the COBRA payment shall be payable by the Company directly to the insurance provider, and the Executive shall continue to pay an amount equal to the Executive’s Contribution. If Executive continues with COBRA coverage after such one-year period, Executive shall be solely responsible for the full cost thereof. The amounts specified in this Section (5)(a)(A) shall be paid within 30 days after the date of Termination, and reimbursement shall occur within 30 days of receipt of such documentation.

(b) Obligations Upon Termination with Good Reason or Without Cause. In the event of Termination by the Executive with Good Reason or by the Company without Cause, in addition to the amounts and benefits set out in Section 5(a), the Company shall pay to the Executive as separation benefits (A) an amount equal to Executive’s Annual Base Salary payable in equal installments on the Company’s regular pay days during the one-year period following the Termination and which shall be paid in accordance with the Company’s general payroll practices in effect from time to time, and (B) if the Termination occurs within twenty-four (24) months of the Commencement Date, the Company shall reimburse Executive for his moving expenses actually incurred during the six (6) month period following the Termination up to a maximum of $20,000. The Executive shall be required to provide documentation of such moving expenses in a form reasonably satisfactory to the Company.

(c) Severance Upon a Change in Control.

(i) A “Change in Control” shall be deemed to have occurred if and as of such date that any “Acquiring Person” (defined as any individual, firm, corporation, partnership, limited liability company, trust or other entity, including any successor (by merger or otherwise) of such entity), who or that, together with all “Affiliates” (which shall, for purposes of Section 5(c), have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time), and “Associates” (which shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time), has acquired or obtained the right to acquire, alone or together with its Affiliates and Associates, (A) the beneficial ownership of fifty percent (50%) of more of the common stock of the Company then outstanding, or (B) all or substantially all of the assets of the Company.

(ii) If the Executive’s employment is terminated by the Company without Cause, or if the Executive resigns his employment with Good Reason, within six (6) months of a Change in Control, the Company shall pay to the Executive each of the following: (A) severance compensation in a cash lump sum payment equal to two times Executive’s Annual Base Salary, then in effect at the time of the Termination or resignation; and (B) a cash lump sum payment equal to the performance-based bonus in effect at the time of Termination or resignation, with all of the performance criteria and the bonus amount being pro-rated based upon the portion of the year elapsed through the Termination or resignation date. The Company shall further be obligated to continue to pay for the existing health care coverage of the Executive and his family under COBRA, less Executive’s Contribution, for a period of 24 months. All lump sum cash payments due under this Section shall be paid to Executive within 30 days of the date of Termination or resignation.

(d) Release. The payment of separation benefits under this Agreement is expressly conditioned upon receipt by the Company and its Affiliates (as defined in Section 8) of an enforceable waiver and release from the Executive in a form reasonably satisfactory to the Company.

(e) Stock Incentive Awards. No grants or awards of nonqualified stock options or restricted stock will be made to the Executive on or after the date the notice of Termination is given.

(f) Suspension. The Company may, in its sole discretion, suspend the Executive with or without pay for any act or omission that may otherwise constitute a basis for termination of this Agreement by the Company, or that is otherwise in violation of the Company’s policies, practices, procedures, rules or regulations and/or this Agreement. Such suspension may be in lieu of termination or as an interim action pending a final decision by the Company as to whether termination of the Executive’s employment is appropriate.

(g) Payments in the Event of Application of An Excise Tax. In the event that any payments under this Agreement or any other compensation, benefit or other amount from the Company for the benefit of the Executive are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (including any applicable interest and penalties, the “Excise Tax”), the payments provided for under this Agreement shall be reduced (except for required tax withholdings) to an amount that is $1.00 less than the amount that would trigger such Excise Tax.

(h) Timing of Payments. If on the date of Executive’s Termination from Company, the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under Section 5(b) or 5(c) that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A if paid within six (6) months following the date of termination of Company employment shall commence being paid at the later of the time otherwise provided in Section 5(b) or 5(c) or the time period that will prevent such amounts from being considered deferred compensation. Any amounts that would have otherwise been paid during such time period shall be accumulated and paid in a single lump sum payment without interest upon the expiration of such time period that will prevent such amounts from being considered deferred compensation.

6. Nonexclusivity of Rights. Except as provided in Section 5(f) and the last sentence of this Section 6, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived his rights in writing), nor, except as provided in Sections 5(f) and 12(g), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified in this Agreement. Notwithstanding the foregoing, the benefits payable upon Termination hereunder shall be in lieu of any severance pay or separation benefits under any other severance plan, policy or practice of the Company, including the Company’s change in control severance plan, if any.

7. Full Settlement; Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 5(a), such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Confidential Information. The Executive agrees not to disclose during the Employment Period or thereafter any of the Company’s confidential or trade secret information, except as required by law. The Executive recognizes that the Executive shall be employed in a sensitive position in which, as a result of a relationship of trust and confidence, the Executive will have access to trade secrets and other highly confidential and sensitive information. The Executive further recognizes that the knowledge and information acquired by the Executive concerning the Company’s materials regarding employer/employee contracts, customers, pricing schedules, advertising and interviewing techniques, manuals, systems, procedures and forms represent the most vital part of the Company’s business and constitute by their very nature, trade secrets and confidential knowledge and information. The Executive hereby stipulates and agrees that all such information and materials shall be considered trade secrets and confidential information. If it is at any time determined that any of the information or materials identified in this paragraph 8 are, in whole or in part, not entitled to protection as trade secrets, they shall nevertheless be considered and treated as confidential information in the same manner as trade secrets, to the maximum extent permitted by law. The Executive further agrees that all such trade secrets or other confidential information, and any copy, extract or summary thereof, whether originated or prepared by or for the Executive or otherwise coming into the Executive’s knowledge, possession, custody, or control, shall be and remain the exclusive property of the Company. The term “Company” shall also include any affiliates and subsidiaries of the Company (collectively, “Affiliates”).

9. Conflict of Interest. The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure the Company’s business, its interests or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company, involves a possible conflict of interest. In keeping with the Executive’s fiduciary duty to the Company, the Executive agrees that he shall not knowingly become involved in a conflict of interest with the Company, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that he shall disclose to the Board any facts which might involve such a conflict of interest that has not been approved by the Board. The Executive and the Company recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a conflict of interest. Moreover, the Executive and the Company recognize there are many borderline situations. In some instances, full disclosure of facts by the Executive to the Board may be all that is necessary to enable the Executive, the Company to protect its interests. In others, if no improper motivation appears to exist and the interests of the Company have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship. The Company and the Executive agree that the Company’s determination as to whether a conflict of interest exists shall be conclusive. The Company reserves the right to take such action as, in its judgment, will end the conflict. The term “Company” shall also include all of the Company’s Affiliates as defined in Section 8.

10. Nonsolicitation. During the period of his business affiliation with, or employment by, the Company and for a period of two years after the Termination of Executive’s employment for any reason whatsoever, the Executive will not directly or indirectly, individually or as a consultant to, or as employee, officer, director, stockholder, partner or other owner of participant in any business entity other than the Company, solicit or endeavor to entice away from the Company, or otherwise materially interfere with the business relationship of the Company with, (i) any person who is, or was within the 12-month period immediately prior to the termination of the Executive’s business affiliation with or employment by the Company, employed by or associated with the Company or (ii) any person or entity who is, or was within the 12-month period immediately prior to the termination of the Executive’s business affiliation with or employment by the Company, a customer or client of the Company. The term “Company” as defined herein shall also include all of Company’s Affiliates.

11. Successors.

(a) Assignment by Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. Without the prior written consent of the Executive, no assignment of this Agreement by the Company, or any successor of the Company shall relieve the assignor of its financial responsibility for performance of the Company’s obligations hereunder.

(b) Successors and Assigns of Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

12. Miscellaneous.

(a) Remedies. The Company and the Executive agree that if a dispute arises out of or is related to this Agreement or Executive’s employment by the Company, such dispute shall, if not earlier resolved by negotiations of the parties, be submitted to binding arbitration by a single arbitrator under the American Arbitration Association National Rules for Resolution of Employment Disputes in Great Falls, Montana, or the equivalent. Either party may provide written notice to the other party that the dispute is not able to be resolved by negotiation and such notifying party shall then contact the American Arbitration Association for appointment of an arbitrator to resolve such dispute. Attorneys’ fees and costs shall be awarded to the prevailing party as determined by the arbitrator.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whose enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return-receipt requested, postage prepaid, addressed, in either case, at the Company’s headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e) Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(e) of this Agreement, or the right of the Company to terminate the Executive’s employment for Cause pursuant to Section 4(c) of this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) Entire Agreement. This instrument contains the entire agreement of the Executive, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and may be modified only by a writing signed by the parties hereto. All promises, representations, understandings, arrangements and prior agreements, are merged herein and superseded hereby. Any agreement with regard to severance benefits entered into after the Effective Date shall be effective only if it expressly references this Agreement.

In the event of any difference between the terms of this Agreement and the terms of any Company benefit, option or other plan or policy, the terms of this Agreement shall control, unless such terms violate applicable law, or would require shareholder approval or would cause the Company to be in material breach of its obligations under such other benefit, option or other plan or policy. The Company shall not amend any benefit, option or other plan or policy in a manner that would cause the agreements set forth herein to be nullified, provided that nothing herein shall limit the Company’s discretion in establishing, maintaining and amending its generally applicable welfare benefit programs such as health coverage.

(h) Indemnification. The Company shall indemnify the Executive pursuant to the Company’s bylaws and the articles of incorporation. In addition, the Company shall maintain directors and officers liability insurance coverage covering the Executive during the term of employment and thereafter, so long as the Company elects to continue such coverage for its active officers and directors.

(i) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(j) Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(m) Prior Severance Agreement. Executive hereby acknowledges and agrees that as of August 4, 2014 he hereby waives and relinquishes his right to all future payments due and owing Executive under that certain Severance Agreement by and between Executive and Energy West, Inc. dated November 21, 2013, as specified on Exhibit A attached hereto. Executive further acknowledges and agrees that this waiver and relinquishment of future payments in no way affects or nullifies the release and covenant not-to-sue given by Executive in favor of the Company and its Affiliates pursuant to the Severance Agreement, and such release and covenant not-to-sue is hereby affirmed and acknowledged.

IN WITNESS WHEREOF, the Executive and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.

/s/ Kevin J. Degenstein
Kevin J. Degenstein
GAS NATURAL, INC.

By:	/s/ Greg Osborne
Name:	Greg Osborne
Title:	Chief Executive Officer

EXHIBIT “A”

The following payments provided for in Executive’s Severance Agreement is hereby waived and relinquished by Executive:

1.	Executive waives and relinquishes his right to receive the remaining installments of $19,000 per month as originally set forth in Item 1 of Schedule A to Executive’s Severance Agreement, which monthly payments are identified as follows:

$6,742	August Payment prorated through the Commencement Date of Executive’s Employment Agreement
$19,000	September 2014 payment
$19,000	October 2014 payment
$19,000	November 2014 payment
$19,000	December 2014 payment

$82,742	Total Amount Relinquished and Waived

2. Company shall pay Executive $20,000 in medical reimbursement, as payment in full of the amount due Executive pursuant to in Item 4 of Schedule A to Executive’s Severance Agreement. Executive waives and relinquishes his right to receive any additional medical reimbursement under the Severance Agreement.